Exhibit 4.23

SHARE PURCHASE AGREEMENT

dated 15th. June 2007

PARTIES:

1.	CHINA TELECOMMUNICATIONS CORPORATION, a company incorporated under the laws of the PRC whose registered office is at 31 Jinrong Avenue, Xicheng District, Beijing, PRC (the Seller)

2.	CHINA TELECOM CORPORATION LIMITED, a company incorporated under the laws of the PRC whose registered office is at 31 Jinrong Avenue, Xicheng District, Beijing, PRC (the Purchaser)

WHEREAS

(A)	China Telecom (Hong Kong) International Limited (the Company) is a private company limited by shares with an issued share capital of HK$10,000 divided into 10,000 shares of HK$1 each (the Shares). The Seller is the sole legal and beneficial owner of the Shares.

(B)	The Seller has agreed to sell all of the Shares to the Purchaser for the consideration set out in this agreement.

IT IS AGREED as follows:

1. SALE OF THE SHARES AND CONSIDERATION

1.1 The Seller agrees to sell and the Purchaser agrees to purchase the Shares with effect from completion of the sale and purchase of the Shares (the Closing) as on the terms set out in this agreement and the Master Acquisition Agreement entered into between the Seller and the Purchaser on the date hereof. The Shares shall be sold free from all security interests, options, equities, claims or other third party rights of any nature whatsoever, together with all rights attaching to them.

1.2 The total purchase price for the Shares shall be the payment by the Purchaser to the Seller of the sum of RMB1,166,080,000.

1.3 Any increase in net asset value of the Company between 30 April 2007 and the Closing date resulting from any profit shall be for the Seller’s account and any diminution in net asset value during the same period resulting from any loss should be compensated in cash by the Seller to the Purchaser.

2. CLOSING

2.1 Closing shall be conditional on fulfilment of the following Conditions:

(a)	the passing of a resolution by the board of directors of the Purchaser approving the transaction;

(b)	there having been no material adverse change to the financial conditions, business operations or prospects of the Company; and

(c)	all PRC governmental approvals required for this transaction are obtained.

2.2 The Seller shall deliver or cause to be delivered to the Purchaser:

(a)	duly executed transfers into the name of the Purchaser or its nominee in respect of all the Shares, together with the relative share certificates; and

(b)	the certificate of incorporation, the common seal, all minutes books, share registers and share certificate books (with any unissued share certificates) and other statutory books of the Company.

2.3 Closing shall be completed at the Seller’s Beijing office on the date agreed in writing or orally between the Seller and the Purchaser (and in any event not later than 15working days after the Closing Conditions having been satisfied or waived) (the Closing Date).

2.4 Any payment to be made under this Agreement by the Purchaser (or any of its Affiliates) shall be made to the Seller’s bank account as notified by the Seller to the Purchaser in writing prior to Closing in immediately available funds in RMB on the due date for payment, or to such other account as the Seller shall nominate in writing.

3. SELLER WARRANTIES

3.1 The Seller warrants that it has, and will at Closing have, the right to sell and transfer full legal and beneficial ownership of the Shares free from all third party rights. This warranty is not subject to any qualifications or limitations.

4. TAX

4.1 All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings (except only as provided in this Agreement or as may be required by law). If any tax authority brings into charge to tax any sum paid to the Purchaser under this Agreement, then the Seller shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Agreement.

5. COSTS

5.1 Subject to clause 5.2 and except as otherwise provided in this Agreement, the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with negotiating, preparing, entering into and completing this Agreement.

5.2 Any stamp duty or other transfer taxes (including interest and penalties) payable in respect of the transfer of the Shares shall be borne by each of the Purchaser and the Seller equally.

6. PAYMENTS

6.1 Any payment to be made under this Agreement by the Purchaser (or any of its Affiliates) shall be made to the Seller’s bank account as notified by the Seller to the Purchaser in writing prior to Closing in immediately available funds in RMB on the due date for payment, or to such other account as the Seller shall nominate in writing. Any payment to be made under this Agreement by the Seller (or any of its Affiliates) shall be made to the Purchaser’s bank account as notified by the Purchaser to the Seller in writing in immediately available funds in RMB on the due date for payment, or to such other account as the Purchaser shall nominate in writing.

6.2 Receipt of any sum in the relevant bank account pursuant to clause 2.3 shall be an effective discharge of the relevant payment obligation.

6.3 If any sum due for payment under this Agreement is not paid on the due date for payment, the person in default shall pay interest at the then prevailing bank loan interest rate on that sum from (but excluding) the due date to (and including) the date of actual payment calculated on a daily basis.

7. ASSIGNMENT

7.1 The benefit of the Warranties may be assigned (in whole or in part) by the Purchaser without the consent of the Seller to, and may be enforced by, any Permitted Assignee as if it were the Purchaser under this Agreement. For this purpose, a Permitted Assignee means any member of the Purchaser Group.

7.2 The Purchaser may assign its rights under this by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Purchaser for the acquisition of the Shares.

7.3 Except as provided in clauses 7.1 and 7.2, neither party shall (nor shall it purport to) assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement without the prior written consent of the other party.

8. NOTICES

8.1 Any notice in connection with this Agreement shall be in writing in Chinese and delivered by hand, fax, registered post or by courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or by courier or (ii) at the time of transmission if delivered by fax.

8.2 The addresses and fax numbers of the parties for the purpose of clause 8.1 are:

Seller	Address:	Jinrong Street, Xicheng District, Beijing, 100032.P. R. China

For the attention of: Mr Sun Dawei	Fax:	(8610) 5850 1304

Purchaser	Address:	Jinrong Street, Xicheng District, Beijing, 100032.P. R. China

For the attention of: Mr Wang Qi	Fax:	(8610) 5850 1294

9. GENERAL

9.1 This Agreement shall be effective upon its execution by the legal representatives of both parties hereto or their authorized representatives under the common seals (or effective signatures) and the approval of the Ministry of Commerce of PRC for the transfer contemplated herein.

9.2 No amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of the parties to it.

9.3 If any provision of this Agreement is held to be invalid or unenforceable, it shall not invalidate any of the remaining provisions of this Agreement. The parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the parties under this Agreement.

9.4 This Agreement shall be written in Chinese language and in English language with 15 original copies in each language. Both language versions shall be equally authentic. All materials submitted to the relevant PRC Government Entity shall be written in Chinese.

10. GOVERNING LAW AND DISPUTE RESOLUTION

10.1 This Agreement shall be governed by PRC law.

10.2 The parties shall first attempt to resolve any dispute, controversy or claim (Dispute) arising out of or in connection with this Contract through friendly consultations. If the Dispute is not resolved within sixty (60) days after one party has given notice of it to the other party, then either party may submit the Dispute to the China International Economic and Trade Arbitration Commission (CIETAC) in Beijing for arbitration in Chinese in accordance with its arbitration rules. The arbitration tribunal shall consist of three arbitrators appointed in accordance with the CIETAC arbitration rules.

SIGNATURE

In witness whereof, this Agreement has been duly executed by the legal representatives of the parties or their duly authorised representatives as of the day and year first written above:

SIGNED	)	SIGNATURE:	/s/ Wang Xiaochu
for and on behalf of	)
CHINA TELECOMMUNICATIONS	)	NAME:	Wang Xiaochu
CORPORATION	)

SIGNED	)	SIGNATURE:	/s/ Wu Andi
for and on behalf of	)
CHINA TELECOM CORPORATION	)	NAME:	Wu Andi
LIMITED	)

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